Exhibit 2

AGREEMENT

AND

PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), is made and entered into as of the 2nd day of June, 2003, by and between MVB FINANCIAL CORP., a West Virginia corporation (“Holding Company”), and THE MONONGAHELA VALLEY BANK, INC., a West Virginia state banking corporation (“Bank”).

W I T N E S S E T H:

RECITALS

WHEREAS, the parties hereto have agreed that, subject to the necessary approval by the shareholders of the Bank and subject to obtaining all necessary approvals as hereinafter provided, Holding Company shall acquire all of the outstanding stock of the Bank pursuant to a plan of reorganization which satisfies the requirements of Internal Revenue Code § 368; and

WHEREAS, in furtherance thereof, Holding Company has been formed as a West Virginia corporation; and

WHEREAS, Holding Company and Bank have agreed to the affiliation of their two companies through a Share Exchange under West Virginia law, as a result of which Bank would become a subsidiary of Holding Company and shareholders of Bank would receive stock of Holding Company, all as more specifically provided in the Agreement and Plan of Share Exchange in the form attached hereto as Exhibit A (“Plan”); and

WHEREAS, the Board of Directors of the Bank, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of Holding Company, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts.

AGREEMENT

Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

SECTION 1

THE REORGANIZATION

1.1 The Reorganization. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 7.3), Bank shall become a wholly owned subsidiary of Holding Company through the exchange of each outstanding share of common stock of Bank, par value $1.00 per share, for one share of Holding Company common stock, par value $1.00 per share, in accordance with Section 3.1 hereof and pursuant to a statutory share exchange under W. Va. Code §§ 31D-11-1103, -1104, -1106 to –1108 (the “Reorganization”).

1.2 Effects of Reorganization. On the Effective Date, the Reorganization shall have the effect provided in W. Va. Code § 31D-11-1107. On the Effective Date, the Bank shall become a wholly owned subsidiary of Holding Company and shall continue to be governed by the laws of the State of West Virginia.

SECTION 2

ARTICLES OF INCORPORATION; BYLAWS;

BOARD OF DIRECTORS AND OFFICERS

2.1 Articles of Incorporation. From and after the Effective Date, the Articles of Incorporation of the Bank, as the same may be amended from time to time as provided by law, shall continue to be the Articles of Incorporation of the Bank.

2.2 Bylaws. The Bylaws of the Bank as in effect on the Effective Date shall continue as the Bylaws of the Bank until the same shall thereafter be altered, amended or repealed in accordance with the law, its Articles of Incorporation, or said Bylaws.

2.3 Directors and Officers. The directors and officers of the Bank on the Effective Date shall continue as the directors and officers of the Bank and shall hold office as prescribed in the Bylaws of the Bank and applicable law until their successors shall have been elected and shall qualify.

SECTION 3

CONVERSION OF SHARES

3.1 Conversion of Shares. On the Effective Date:

(a) Each share of common stock of the Bank (“Bank Common Stock”) then issued and outstanding, excluding any shares as to which dissenter’s rights are exercised pursuant to the requirements of W. Va. Code §§ 31D-13-1302, et seq., which shares shall be canceled, shall automatically be converted into the right to receive one share of Holding Company common stock, par value $1.00 per share.

(b) From and after the Effective Date, the holders of the certificates representing Bank Common Stock shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with W. Va. Code §§ 31D-13-1302, et seq.), and their sole right shall be to receive common stock of Holding Company, as herein provided.

3.2 Closing of Stock Transfer Books. On the Effective Date, the stock transfer books of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.

3.3 Manner of Exchange. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of the Bank Common Stock shall be surrendered to Holding Company or any agent designated by it and, upon such surrender, Holding Company shall issue and deliver in substitution therefor certificates representing the number of shares of common stock of Holding Company into which such surrendered shares have been converted as hereinabove provided. Certificates representing shares of Bank Common Stock or the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the right to receive cash or the number of shares of common stock of Holding Company into which said shares of Bank shall have been converted as hereinbefore set forth.

SECTION 4

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE BANK

The Bank represents and warrants to and covenants with Holding Company that:

4.1 Corporate Organization and Qualification of The Bank. The Bank is duly organized, validly existing and in good standing as a state banking corporation under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

4.2 Authorization of Agreement. The Board of Directors of the Bank has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of the Bank as provided in W. Va. Code § 31D-11-1104, the Bank has the corporate power and is duly authorized to take all actions required pursuant to this Agreement.

4.3 Capitalization. The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, par value of $1.00 per share, of which 708,025 shares are issued and outstanding and are fully paid.

4.4 Proxy Statement. The information pertaining to the Bank which has been or will be furnished by or on behalf of the Bank or its management for inclusion in the proxy statement referred to in Section 9 or any amendment or supplement thereto mailed to the holders of the common stock of the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

4.5 Additional Covenants. The Bank covenants and agrees:

(a) That it will promptly advise Holding Company in writing of the name and address of, and number of shares of the Bank held by, each shareholder who elects to exercise his right to dissent to the Reorganization pursuant to W. Va. Code §§ 31D-13-1302, et seq.; and

(b) Subsequent to the date of this Agreement and prior to the Effective Date that it will operate its business only in the normal course and in a normal manner consistent with past practice.

SECTION 5

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF HOLDING COMPANY

Holding Company represents and warrants to and covenants with the Bank that:

5.1 Corporate Organization of Holding Company. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.

5.2 Corporate Power and Action. Holding Company has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Reorganization and the consummation of the transactions contemplated hereby, and upon its execution and delivery, this Agreement is a valid and binding agreement of Holding Company in accordance with its terms. No action of Holding Company shareholders is or will be required to approve this Agreement or the Reorganization.

5.3 Regulatory Approvals. Prior to the Effective Date, Holding Company separately and jointly with the Bank, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the West Virginia Board of Banking and Financial Institutions (“Banking Board”) for the Reorganization and for Holding Company’s acquisition of the shares of the Bank; (ii) the prior approval of the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended, for the formation of Holding Company as a one-bank holding company owning 100% of the voting shares of the Bank, and (iii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by Holding Company and the Bank to be necessary or appropriate in order to cause the Reorganization to be consummated on the terms provided herein.

5.4 Capitalization. The authorized capital stock of Holding Company consists of 4,000,000 shares of common stock, par value of $1.00 per share, none of which are issued and outstanding.

SECTION 6

NON-SURVIVAL

The representations and warranties included or provided herein shall not survive the Effective Date.

SECTION 7

CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

7.1 Conditions Precedent. The consummation of this Agreement and the Reorganization is conditioned upon the following:

(a) The shareholders of the Bank shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 9 hereof;

(b) The Banking Board shall have granted its final approval of the Reorganization and the acquisition of the Bank by Holding Company pursuant to this Agreement;

(c) The FRB shall have approved the application of Holding Company to acquire the Bank pursuant to this Agreement;

(d) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

(e) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Reorganization and this Agreement shall have expired;

(f) The approvals referred to in this Section 7.1 shall not have required the divestiture or cessation of any significant part of the present operations conducted by Holding Company, the Bank, or their subsidiaries, if any, and shall not have imposed any other condition, which divestiture, cessation or condition which Holding Company or the Bank reasonably deems to be materially disadvantageous or burdensome;

(g) Holding Company shall have received an opinion of its counsel, Jackson Kelly PLLC, that if the Reorganization is consummated in accordance with the terms of this Agreement (i) the Reorganization will constitute a reorganization in the meaning of § 368 of the Internal Revenue Code of 1954, as amended, (ii) the Bank and Holding Company will each be a party to the reorganization within the meaning of § 368 of the Code; (iii) no gain or loss will be recognized to the Bank as a consequence of the Reorganization; (iv) no gain or loss will be recognized by any Bank shareholder as a result of the Reorganization except in respect of cash received in conjunction with the perfection of dissenter’s rights; (v) the basis of Holding Company common stock received by Bank shareholders will be the same as the basis of their shares of Bank Common Stock exchanged; and (vi) the holding period for Bank shareholders of the Holding Company common stock received in the Reorganization will include the period for which the shares of the Bank Common Stock was held, provided that the Bank Common Stock was a capital asset in the hands of Bank shareholders on the Effective Date; and

(h) Unless waived by Holding Company, the holders of not more than 5% of the outstanding shares of the Bank Common Stock shall have elected to exercise their statutory right to dissent from the transactions contemplated hereby at the special meeting of Bank shareholders referred to in Section 9 hereof.

7.2 Closing Date. The closing shall be held at the Bank’s offices in Fairmont, West Virginia, at such time and place as the Bank and Holding Company shall agree. The time and date of closing are herein called the “Closing Date”. The Closing Date shall not be earlier than the 15th day following the date (the “Approval Date”) on which the approvals referred to in Section 5.5 shall have been received, and shall not be later that the last day of the sixth calendar month next succeeding the Approval Date. Holding Company shall cause the Articles of Share Exchange with respect to the Reorganization to be filed with the Secretary of State of West Virginia as soon after the Closing Date as practicable.

7.3 Effective Date. The Reorganization shall become effective (the “Effective Date”) on the date on which the Secretary of State of West Virginia issues the Certificate of Share Exchange.

SECTION 8

TERMINATION OF AGREEMENT

8.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of the Bank:

(a) By mutual consent of the Bank and Holding Company;

(b) By Holding Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Bank set forth herein, or by the Bank if there has been a material misrepresentation or breach of warrant in the representations and warranties of Holding Company or Interim Bank set forth herein; or

(c) By either the Bank or Holding Company if the Reorganization shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

8.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 8.1, all further obligations of Holding Company and the Bank under this Agreement shall terminate without further liability of Holding Company to the Bank or of the Bank to Holding Company.

SECTION 9

MEETING OF SHAREHOLDERS OF THE BANK

The Bank shall take all steps necessary to call and hold a special meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and Bylaws of the Bank, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a proxy statement, which as to information pertaining the Bank which has been furnished by or on behalf of the Bank or its management, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and which otherwise complies with all applicable laws, rules and regulations. Information pertaining to Holding Company which has been or will be furnished to the Bank by or on behalf of Holding Company or its management for inclusion in such proxy statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

SECTION 10

REDEMPTION OF SHARES

Subsequent to the Effective Date, Holding Company will repurchase from each of the initial directors of Holding Company any shares of the common stock of Holding Company purchased by them, which shares represent the initial capitalization of Holding Company, in an amount equal to the price paid per share plus an amount equal to the interest, if any, paid by said directors on funds borrowed to purchase such shares.

SECTION 11

GOVERNING LAW; SUCCESSORS AND ASSIGNS;

COUNTERPARTS; ENTIRE AGREEMENT

This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Holding Company and the Bank when one or more counterparts shall have been signed and delivered by Holding Company and the Bank; and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Bank and Holding Company relating to the subject matter hereof.

SECTION 12

EFFECT OF CAPTIONS

The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

SECTION 13

AMENDMENTS

This Agreement may be amended by the written agreement of Holding Company and the Bank and without the approval of the shareholders of the Bank before or after the meeting of Bank shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after any such shareholder approval, no amendment shall be made to and of this Agreement, which substantially and adversely changes the terms of the particular Agreement as to the Bank, Holding Company, or both, without obtaining the further approval of the shareholders of the Bank. If this Agreement is amended after the meeting of shareholders of the Bank provided for in Section 9 of this Agreement, the number of shares of Holding Company common stock into which each share of common stock of the Bank shall be converted in the Reorganization shall not be amended after such meeting of Bank shareholders.

SECTION 14

EXPENSES

Each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Reorganization and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

SECTION 15

AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

The Bank and Holding Company each agree to execute and deliver such other documents, certificates and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

MVB FINANCIAL CORP.

By:	/s/ James R. Martin
Its:	President

THE MONONGAHELA VALLEY BANK, INC.

By:	/s/ James R. Martin
Its:	President

EXHIBIT A

PLAN OF SHARE EXCHANGE

BETWEEN

THE MONONGAHELA VALLEY BANK, INC.

AND

MVB FINANCIAL CORP.

Pursuant to this Plan of Share Exchange (“Plan of Share Exchange”), THE MONONGAHELA VALLEY BANK, INC. (“Bank”), a West Virginia state banking corporation, shall become a wholly owned subsidiary of MVB FINANCIAL CORP. (“Holding Company”), a West Virginia corporation, pursuant to a Share Exchange under Sections 31D-11-1103, -1104, -1106 to –1108 of the West Virginia Business Corporation Act.

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1 The Share Exchange. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 2, 2003, between Holding Company and Bank, at the Effective Date (as defined therein), the Bank shall become a wholly owned subsidiary of Holding Company through the exchange of each outstanding share of common stock of the Bank for one share of Holding Company common stock, in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a Share Exchange under the West Virginia Business Corporation Act (the “Share Exchange”). At the Effective Date, the Share Exchange shall have the effect as provided in W. Va. Code § 31D-11-1107.

1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise remitted or repealed.

1.3 Directors of Bank and Holding Company. The directors, of the Bank and Holding Company will not change as a result of the reorganization.

ARTICLE II

MANNER OF EXCHANGING SHARES

2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Secretary of State of the State of West Virginia, each share of common stock of the Bank then issued and outstanding, excluding any shares as to which dissenters’ rights are exercised pursuant to the requirements of W. Va. Code §§ 31D-13-1302, et seq., which shares should be cancelled, shall automatically be converted into and be exchanged for the right to receive one share of Holding Company common stock, par value $1.00 per share. From and after the Effective Date, the holders of certificates representing Bank Common Stock shall cease to have rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with W. Va. Code §§ 31D-13-1302, et seq.), and their sole right shall be to receive common stock of Holding Company, as herein provided. On the Effective Date, the stock transfer records of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.

2.2 Manner of Exchange. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of Bank Common Stock shall be surrendered to the Holding Company or agent designated by it and, upon such surrender, the Holding Company shall issue and deliver in substitution therefor certificates representing the number of shares of common stock of Holding Company into which such surrendered shares have been converted, as hereinabove provided. Certificates representing shares of Bank Common Stock with the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the right to receive the number of shares of common stock of Holding Company into which such shares of Bank shall have been converted as hereinbefore set forth.

ARTICLE III

TERMINATION

This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Section 8 of the Agreement and Plan of Reorganization, dated June     , 2003, between the parties.

MVB FINANCIAL CORP.

By:
Its:	President

THE MONONGAHELA VALLEY BANK, INC.

By:
Its:	President

APPENDIX II

§31D-13-1302. Right to appraisal.

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisals rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of articles ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

PART 2. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certified shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under of this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent, and state that the shareholder is deemed to have waive the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertified shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§31D-13-1325. After-acquired shares.

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

PART 3. JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointment them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§31D-13-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections one thousand three hundred twenty-four, one thousand three hundred twenty-five or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.